Exhibit 99.1

Contacts: West Marine, Inc.

Eric Nelson, Senior Vice President and Chief Financial Officer

(831) 761-4489

Russell Solt, Director of Investor Relations

(831) 761-4229

WEST MARINE REPORTS THIRD QUARTER

RESULTS AND UPDATES 2005 GUIDANCE

WATSONVILLE, CA, October 27, 2005 - West Marine, Inc. (Nasdaq: WMAR) today reported net income for the third quarter ended October 1, 2005 of $2.0 million, or $0.09 per share, compared to net income of $6.9 million, or $0.32 per share, for the third quarter of 2004. Net sales for the third quarter of 2005 were $188.6 million, compared to net sales of $183.1 million a year ago. Comparable store sales for the third quarter of 2005 decreased (1.2%), versus a decrease in comparable store sales of (7.7%) reported for the same period a year ago. Comparable store sales are defined as sales from stores that have been open at least thirteen months and where selling square footage did not change by more than 40% in the previous thirteen months.

Net income for the thirty-nine weeks ended October 1, 2005 was $19.3 million, or $0.90 per share, compared to net income of $29.0 million, or $1.36 per share, for the same period a year ago. Net sales for the first nine months of 2005 were $567.5 million, compared to net sales of $564.9 million for the same period last year. Comparable store sales for the first nine months of 2005 decreased (3.5%), versus an increase in comparable store sales of 1.1% reported for the same period a year ago.

Peter Harris, West Marine’s chief executive officer, stated, “We are deeply disappointed by our third quarter results. With many other retail companies around the country expressing the same sentiment and citing external factors, we recognize that our third quarter also includes a number of issues that are either short-term or non-recurring. The quarter’s results do not reflect our strong potential for revenue and earnings growth over the long term.

“Foremost on the list of third quarter revenue issues is the combined impact of Hurricanes Dennis, Katrina, Ophelia and Rita, which temporarily closed 68 stores in our Southeast region. Four stores are still closed. Secondly, in areas across the nation, our research shows that higher fuel prices, along with President Bush’s appeal for lower fuel consumption, are significantly curtailing boat usage, which has reduced customer traffic and comp sales in our stores. Third, the constant barrage of bad news – driven by the devastating effects of Hurricane Katrina – has had a profoundly negative impact on recreational activity and consumer spending across the country.”

2005 Guidance

Eric Nelson, West Marine’s chief financial officer, stated, “As Peter said, our third quarter results are very disappointing, and we expect that our fourth quarter results will also be lower than previous estimates. The devastation caused by the hurricanes has had a much greater and more widespread impact on consumer spending than we expected at the time of our previous guidance, and this impact was compounded by sustained higher fuel prices and the President’s plea to Americans for fuel conservation. As a result, we now expect net sales for the year 2005 of approximately $685 million, compared to net sales of $683 million last year.

“In response to lower than expected sales, we have cut our planned merchandise purchases for the remainder of the year, which means we will not achieve certain target levels required for earning quantity discounts and other forms of vendor consideration. When combined with the impact of lower than expected sales, we expect gross margin to be reduced by $8.5 million and net earnings for 2005 to be reduced by an additional $0.23 per share, as compared to previous guidance.

“We also now expect to incur certain costs that were not contemplated in our previous guidance, including unusually high medical claims, a non-cash write-off of capitalized loan costs in connection with replacing our bank facility, increased shipping costs due to higher fuel prices, the impact of hurricanes (most recently Hurricane Wilma) and costs related to certain strategic initiatives. We expect these additional costs to reduce pre-tax earnings for 2005 by as much as $3.7 million, or $0.10 per share after tax, as compared to previous guidance.

“As a result of these factors, we are now projecting earnings for the year 2005 to range from $0.35 to $0.40 per share. We will provide more detailed information about our earnings outlook during our conference call today.”

West Marine, Inc. will hold a conference call and webcast on Thursday, October 27, 2005 at 8:30 AM Pacific Time to discuss the third quarter 2005 results. The live call will be webcast and available in real time on the Internet at www.westmarine.com in the “Investor Relations” section. The earnings release will also be posted on the Internet at www.westmarine.com in the “Press Releases” section on the Investor Relations page. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

Interested parties can also connect to the conference call by dialing 888-428-4479 in the U.S. and 651-291-0900 for international calls. An audio replay of the call will be available October 27, 2005 at 12:00 PM Pacific Time through November 3, 2005 at 11:59 PM Pacific Time. The replay number is 800-475-6701 in the U.S. and 320-365-3844 for international calls. The access code is 797839.

ABOUT WEST MARINE

West Marine, the country’s favorite retailer of boating supplies and accessories, has nearly 400 West Marine stores and BoatU.S. Marine Centers in 38 states, Puerto Rico and Canada. The Company’s catalog and Internet channels offer customers approximately 50,000 products - far more than any competitor - and the convenience of exchanging catalog and Internet purchases at its retail stores. The Company’s Port Supply division is the country’s largest wholesale distributor of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine’s products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, including forward-looking statements concerning earnings expectations and statements that are predictive or express expectations that depend on future events or conditions that affect financial performance (including future revenues, earnings or growth rates) and that involve a number of risks and uncertainties. These forward-looking statements include, among other things, statements that relate to West Marine’s future plans, expectations, objectives, performance, and similar projections, as well as facts and assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. Risks and uncertainties include: West Marine’s ability to increase customer traffic and sales at its existing stores and to open new stores as planned; competitive pricing pressures; inventory management issues such as in-stock rates, shrink and obsolescence; market share erosion as competitors open new stores or expand their product offerings; the level of consumer spending on recreational water sports and boating supplies; and fluctuations in fuel prices. West Marine’s operations could be adversely affected if unseasonably cold weather, prolonged winter conditions, natural disasters such as hurricanes, or extraordinary amounts of rainfall occur during the peak boating season in the second and third quarters, and other risk factors described from time to time in West Marine’s filings with the Securities and Exchange Commission, including West Marine’s quarterly report on Form 10-Q for the period ended July 2, 2005. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

West Marine, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands except share data)

	October 1, 2005	January 1, 2005	October 2, 2004
ASSETS
Current assets:
Cash	$6,274	$5,459	$6,977
Trade receivables, net	7,132	6,209	7,140
Merchandise inventories	328,449	346,663	321,515
Other current assets	26,262	29,156	23,987

Total current assets	368,117	387,487	359,619

Property and equipment, net	90,625	82,292	80,395
Goodwill	56,905	56,905	56,905
Intangibles	2,319	2,557	2,637
Other assets	3,550	3,074	3,642

Total assets	$521,516	$532,315	$503,198

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$49,671	$65,421	$43,388
Accrued expenses	35,320	28,145	32,808
Deferred current liabilities	6,913	6,729	3,480

Total current liabilities	91,904	100,295	79,676

Long-term debt	99,000	124,064	116,451
Deferred items and other non-current obligations	13,362	13,525	11,326

Total liabilities	204,266	237,884	207,453

Stockholders’ equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	—	—	—
Common stock, $.001 par value: 50,000,000 shares authorized; issued and outstanding: 21,146,789 at October 1, 2005, 20,894,240 at January 1, 2005, and 20,799,246 at October 2, 2004	21	21	21
Additional paid-in capital	159,147	155,400	153,377
Accumulated other comprehensive income	69	305	213
Retained earnings	158,013	138,705	142,134

Total stockholders’ equity	317,250	294,431	295,745

Total liabilities and stockholders’ equity	$521,516	$532,315	$503,198

West Marine, Inc.

Condensed Consolidated Statements of Income

For the 13 Weeks Ended October 1, 2005 and October 2, 2004

(Unaudited, in thousands except per share amounts)

	13 Weeks Ended October 1, 2005		13 Weeks Ended October 2, 2004
Net sales	$188,574	100.0%	$183,115	100.0%
Cost of goods sold, including buying and occupancy	133,177	70.6%	126,305	69.0%

Gross profit	55,397	29.4%	56,810	31.0%
Selling, general and administrative expense	50,872	27.0%	44,134	24.1%

Income from operations	4,525	2.4%	12,676	6.9%
Interest expense, net	1,321	0.7%	1,387	0.7%

Income before income taxes	3,204	1.7%	11,289	6.2%
Income taxes	1,182	0.6%	4,403	2.4%

Net Income	$2,022	1.1%	$6,886	3.8%

Net income per common and common equivalent share:
Basic	$0.10		$0.33
Diluted	$0.09		$0.32

Weighted average common and common equivalent shares outstanding:
Basic	21,126		20,794
Diluted	21,421		21,229

Stores open at the end of period	393		365

West Marine, Inc.

Condensed Consolidated Statements of Income

For the 39 Weeks Ended October 1, 2005 and October 2, 2004

(Unaudited, in thousands except per share amounts)

	39 Weeks Ended October 1, 2005		39 Weeks Ended October 2, 2004
Net sales	$567,459	100.0%	$564,917	100.0%
Cost of goods sold, including buying and occupancy	385,318	67.9%	379,867	67.2%

Gross profit	182,141	32.1%	185,050	32.8%
Selling, general and administrative expense	146,552	25.8%	132,829	23.6%

Income from operations	35,589	6.3%	52,221	9.2%
Interest expense, net	4,580	0.8%	4,740	0.8%

Income before income taxes	31,009	5.5%	47,481	8.4%
Income taxes	11,701	2.1%	18,518	3.3%

Net Income	$19,308	3.4%	$28,963	5.1%

Net income per common and common equivalent share:
Basic	$0.92		$1.40
Diluted	$0.90		$1.36

Weighted average common and common equivalent shares outstanding:
Basic	21,045		20,642
Diluted	21,414		21,296